FOR IMMEDIATE RELEASE	CONTACT: Michael L. Middleton
Chief Executive Officer
888.745.2265

THE COMMUNITY FINANCIAL CORPORATION

ANNOUNCES RESULTS OF OPERATIONS FOR FIRST QUARTER OF 2014

Waldorf, Maryland, April 16, 2014 – The Community Financial Corporation (NASDAQ: TCFC) (formerly Tri-County Financial Corporation) (the “Company”), the holding company for Community Bank of the Chesapeake (formerly Community Bank of Tri-County) (the “Bank”), reported consolidated net income available to common shareholders of $1.7 million or $0.36 per common share (diluted) for the three months ended March 31, 2014 compared to $1.7 million or $0.54 per common share (diluted) for the three months ended March 31, 2013. Increased net interest income was offset by increased provision for loan losses, decreased noninterest income and increased noninterest expense and income tax expense.

In October 2013, the Company issued 1,591,300 shares of common stock at a price of $18.75 per share resulting in net proceeds of $27.4 million after commissions and related offering expenses. The additional shares outstanding impacted year to year comparability of per share earnings beginning with fourth quarter results.

“I am very pleased with the Company’s operating results for the first quarter of 2014. Pretax income at $2.8 million for the three months ended March 31, 2014 exceeded the fourth quarter of 2013 by $266,000,” stated Michael L. Middleton, Chairman and Chief Executive Officer. “The Company has been successful in deploying the proceeds from the Company’s October 2013 capital raise to increase interest-earning assets. During the first quarter of 2014, loan portfolio average balances increased $30.3 million from $765.4 million for the fourth quarter of 2013 to $795.7 million for the first quarter of 2014. Additionally, investments in people and infrastructure made during the second half of 2013 to capitalize on market expansion opportunities in the Fredericksburg Virginia area are yielding results. We are optimistic that our returns on these investments will continue to increase shareholder value during 2014.”

“Net interest income increased $617,000 to $8.4 million for the three months ended March 31, 2014 compared to the first quarter of 2013. Net interest income increased $1.1 million from the comparable period due to increased loan volume and decreased funding costs and has more than offset $504,000 in reduced net interest income due primarily to loan yield reductions,” stated William J. Pasenelli, President and Chief Financial Officer. “The Company’s interest rate spread and net interest margin have increased six and eight basis points to 3.46% and 3.60% for the three months ended March 31, 2014 from the comparable period in 2013. The first quarter 2014 increase to interest rate spread and net interest margin compared to the same period in 2013 was a combination of a continued reduction in our cost of funds and increased loan volume.”

Operations – Three Months Ended March 31, 2014 compared to Three Months Ended March 31, 2013

Net income available to common shareholders of $1.7 million for the three months ended March 31, 2014 was equal to the comparable quarter of 2013. This was attributable to increased net interest income of $617,000 offset by an increased provision for loan losses of $48,000, decreased noninterest income of $294,000, increased noninterest expense of $188,000 and income tax expense of $84,000.

Net interest income increased to $8.4 million for the three months ended March 31, 2014 compared to $7.8 million for the three months ended March 31, 2013. The net interest margin was 3.60% for the three months ended March 31, 2014, an eight basis point increase from 3.52% for the three months ended March 31, 2013 (see the rate/volume analysis in the exhibits that follow this narrative). The increase was largely the result of a decrease in the cost of funds and an increase in the average balance of loans. These increases were partially offset by a reduction in loan yields.

Interest and dividend income increased by $335,000 to $10.2 million for the three months ended March 31, 2014 compared to $9.8 million for the three months ended March 31, 2013. Growth in the average balance of loans and investment yields were partially offset by decreases in yields on loans and investment average balances. Interest and dividend income increased $810,000 due to growth of $67.3 million in the average balance of loans from $728.4 million to $795.7 million and $79,000 due to better investment yields. This increase was partially offset by a decrease of $475,000 to interest income from a reduction in loan yields. Average loan yields declined 26 basis points from 5.08% for the three months ended March 31, 2013 to 4.82% for the three months ended March 31, 2014. Interest and dividend income was further reduced $79,000 as average interest-earning investment balances decreased $18.8 million from $160.1 million for the three months ended March 31, 2013 to $141.3 million for the three months ended March 31, 2014.

The Company’s decreasing cost of funds began during 2012 as certificates of deposit re-priced and rates declined on money market accounts. The average cost of total interest-bearing liabilities decreased 15 basis points from 1.03% for the first quarter of 2013 to 0.88% for the first quarter of 2014. Deposit costs decreased 18 basis points from 0.79% to 0.61% for the comparable period. Additionally, the increase of noninterest bearing demand deposits of $8.2 million contributed to the decline in funding costs with average balances increasing from $82.5 million for the three months ended March 31, 2013 to $90.7 million for the three months ended March 31, 2014.

Interest expense decreased $282,000 to $1.7 million for the three months ended March 31, 2014 compared to $2.0 million for the three months ended March 31, 2013 due primarily to a reduction in the average cost of funds on interest-bearing liabilities; interest expense decreased $311,000 due to a decrease in rates. This was principally achieved by a decrease in the average rates paid on certificates of deposits and money market accounts, which declined from 1.30% and 0.35%, respectively, for the three months ended March 31, 2013 to 1.03% and 0.30%, respectively, for the three months ended March 31, 2014. The Company has been successful in increasing its core deposits and reducing its cost of funds in the low interest rate environment over the last several years. In addition, the average rate paid on long-term debt and short-term borrowings decreased from 2.28% to 2.24% for the comparable period. Interest expense was also reduced $32,000 due to a decline in average interest-bearing deposit balances of $6.2 million from $703.3 million for the three months ended March 31, 2013 to $697.1 million for the three months ended March 31, 2014. These reductions in interest expense were partially offset by a $61,000 increase in interest expense due to a $12.3 million increase in average debt balances.

The provision for loan losses increased $48,000 from the comparable period in 2013 to $203,000 for the three months ended March 31, 2014 and reflected an increase in the allowance for specific nonperforming loans and an increase in net-charge-offs. The specific allowance is based on management’s estimate of realizable value for particular loans. Net charge-offs increased $93,000 from $51,000 for the three months ended March 31, 2013 to $144,000 for the three months ended March 31, 2014.

Noninterest income totaled $895,000 for the three months ended March 31, 2014 compared to $1.2 million for the three months ended March 31, 2013. The decrease of $294,000 was principally due to a reduction in gains on loans originated for sale in the secondary market of $311,000 and a reduction in other fees and miscellaneous charges of $88,000. Gains on loans originated for sale in the secondary market were $68,000 for the three months ended March 31, 2014 compared to $379,000 for the three months ended March 31, 2013. Secondary market sales slowed during the third quarter of 2013 due to rising residential mortgage interest rates. These decreases were partially offset by increased service charge income, which increased $81,000 or 17.2% from $471,000 for the three months ended March 31, 2013 to $552,000 for the three months ended March 31, 2014. Service charge income includes fees and commissions from wealth and cash management products and services, bank account service charges, interchange fees, bank overdrafts and various transaction initiated fees. In addition, the Company recognized a net gain of $24,000 on the sale of investment securities during the first quarter of 2014 with $5.3 million in carrying value.

For the three months ended March 31, 2014, noninterest expense increased 3.1% or $188,000 to $6.3 million from $6.1 million for the comparable period in 2013. The increase was primarily due to growth in employee compensation of $472,000 to $4.0 million as the Bank added employees in the fourth quarter of 2013 and first quarter of 2014 to support its expansion in Virginia. Increased revenues and a moderate increase in noninterest expense have improved the Company’s efficiency ratio to 67.86% for the three months ended March 31, 2014 from 68.21% for the three months ended March 31, 2013. The following is a breakdown of noninterest expense:

	Three Months Ended March 31,
(dollars in thousands)	2014	2013	$ Change	% Change
Compensation and Benefits	$4,029	$3,557	$472	13.3%
OREO Valuation Allowance and Expenses	129	351	(222)	(63.2)%
Other Operating Expenses	2,173	2,235	(62)	(2.8)%
Total Noninterest Expense	$6,331	$6,143	$188	3.1%

Financial Condition at March 31, 2014 compared to December 31, 2013

Total assets at March 31, 2014 of $1.02 billion decreased $6.9 million compared to total assets at December 31, 2013. The decrease in total assets was attributable to seasonal declines in customer deposits and a net decrease in cash and securities. Net loans increased $11.4 million from $799.1 million at December 31, 2013 to $810.5 million at March 31, 2014, due primarily to increases in loans for commercial real estate partially offset by decreases in commercial loans. The following is a breakdown of the Company’s loan portfolio at March 31, 2014 and December 31, 2013:

(dollars in thousands)	March 31, 2014%		December 31, 2013%

Commercial real estate	$504,564	61.56%	$476,648	58.97%
Residential first mortgages	158,080	19.29%	159,147	19.69%
Construction and land development	30,611	3.73%	32,001	3.96%
Home equity and second mortgages	21,699	2.65%	21,692	2.68%
Commercial loans	80,297	9.80%	94,176	11.65%
Consumer loans	691	0.08%	838	0.10%
Commercial equipment	23,741	2.90%	23,738	2.94%
	819,683	100.00%	808,240	100.00%
Less:
Deferred loan fees	1,002	0.12%	972	0.12%
Allowance for loan loss	8,197	1.00%	8,138	1.01%
	9,199		9,110
	$810,484		$799,130

Nonperforming loans (“NPLs”) (90 days or greater delinquent) were $12.6 million or 1.54% of total loans at March 31, 2014 compared to $11.1 million or 1.38% of total loans at December 31, 2013. The Bank had 36 nonperforming loans at March 31, 2014 compared to 28 nonperforming loans at December 31, 2013. The net increase of $1.5 million was due to increases of 90 days or greater delinquency in commercial real estate loans of $822,000, construction and land development loans of $659,000, commercial loans of $567,000 and other loans of $95,000 partially offset by a reduction in nonperforming residential first mortgages of $668,000. Nonperforming loans at March 31, 2014 included $10.0 million or 79% of nonperforming loans attributed to 13 loans representing five customer relationships. These 13 loans had specific reserves of $494,000, which represented 88% of total specific reserves of $562,000 on nonperforming loans.

Total non-accrual loans at March 31, 2014 were $16.9 million, which included $12.6 million of 90 day delinquent loans and non-accrual only loans totaling $4.2 million compared to $15.5 million in non-accrual loans at December 31, 2013, which included $11.1 million in 90 day delinquent loans and non-accrual only loans totaling $4.4 million. Non-accrual only loans are six loans of one well-secured commercial relationship with no specific reserves in the allowance due to the Bank's superior credit position with underlying collateral, which consists primarily of commercial real estate. As of March 31, 2014, the Bank had received all scheduled interest and principal payments on this relationship. It is management’s belief that there is no current risk of loss to the Bank for this relationship. These loans were classified as non-accrual loans due to the customer’s operating results. In accordance with the Company’s policy, interest income is recognized on a cash-basis for these loans.

At March 31, 2014, the Bank had 14 troubled debt restructured loans (“TDRs”) totaling $5.2 million compared to 13 TDRs totaling $4.7 million as of December 31, 2013. At March 31, 2014, all TDRs were performing according to the terms of their restructured agreements. At December 31, 2013, one TDR loan of $329,000 was over 90 days past due. The Bank had specific reserves in the allowance for loan losses of $154,000 on three TDRs at March 31, 2014 and $79,000 on two TDRs totaling $1.8 million at December 31, 2013. The Bank added one TDR of $526,000, a residential first mortgage during the three months ended March 31, 2014. There were no dispositions of TDRs during the first quarter of 2014.

The OREO balance was $7.5 million at March 31, 2014, an increase of $657,000, compared to $6.8 million at December 31, 2013. This increase consisted of $739,000 in additions related to a residential property of $99,000 and a commercial building of $640,000. Additions were offset by valuation allowances of $82,000 to adjust properties to current appraised values. There were no disposals during the three months ended March 31, 2014. OREO carrying amounts reflect management’s estimate of the realizable value of these properties incorporating current appraised values, local real estate market conditions and related costs.

Management considers classified assets to be an important measure of asset quality. Classified assets have been trending down from a high point of $81.9 million at September 30, 2011. The following is a breakdown of the Company’s classified and special mention assets at March 31, 2014 and December 31, 2013, 2012 and 2011, respectively:

Classified Assets and Special Mention Assets

(dollars in thousands)	As of March 31, 2014	As of December 31, 2013	As of December 31, 2012	As of December 31, 2011
Classified loans
Substandard	$45,553	$47,645	$48,676	$68,515
Doubtful	-	-	-	-
Loss	-	-	-	37
Total classified loans	45,553	47,645	48,676	68,552
Special mention loans	6,288	9,246	6,092	-
Total classified and special mention loans	$51,841	$56,891	$54,768	$68,552

Classified loans	45,553	47,645	48,676	68,552
Classified securities	2,050	2,438	3,028	6,057
Other real estate owned	7,454	6,797	6,891	5,029
Total classified assets	$55,057	$56,880	$58,595	$79,638

Deposits decreased during the first quarter driven primarily by seasonal customer deposit activity. Total deposits decreased by 1.5%, or $12.2 million, to $809.1 million at March 31, 2014 compared to $821.3 million at December 31, 2013. During 2012 and 2013, the Bank increased transaction deposits, especially noninterest bearing deposits, to lower its overall cost of funds. Transaction deposits have increased from 44.9% at December 31, 2011. Details of the Company’s deposit portfolio at March 31, 2014 and December 31, 2013 are presented below:

	March 31, 2014		December 31, 2013
(dollars in thousands)	Balance	%	Balance	%
Noninterest-bearing demand	$103,235	12.76%	$103,882	12.65%
Interest-bearing:
Demand	71,389	8.82%	86,954	10.59%
Money market deposits	202,120	24.98%	204,032	24.84%
Savings	39,213	4.85%	39,116	4.76%
Certificates of deposit	393,162	48.59%	387,311	47.16%
Total interest-bearing	705,884	87.24%	717,413	87.35%

Total Deposits	$809,119	100.00%	$821,295	100.00%

Transaction accounts	$415,957	51.41%	$433,984	52.84%

The Bank will be opening its first Fredericksburg, Virginia branch in July 2014 and intends to open a second branch in the area during 2015.

The Bank uses both traditional brokered deposits and reciprocal brokered deposits. The reciprocal brokered deposits have many characteristics of core deposits and are used to maximize FDIC insurance available to our customers. Brokered deposits at March 31, 2014 and December 31, 2013 were $63.4 million and $56.4 million, respectively, of which $28.3 million and $29.4 million, respectively, were reciprocal deposits. The Bank uses the Promontory Network for reciprocal brokered deposits to participate in the Certificate of Deposit Account Registry Service (“CDARS”) and the Insured Cash Sweep product (“ICS”). Long-term debt increased $5.0 million from $70.5 at December 31, 2013 to $75.5 million at March 31, 2014. During the first quarter of 2014, the Company added $5.0 million in Federal Home Loan Bank advances at 0.52% for two years. The Bank uses brokered deposits and other wholesale funding to supplement funding when loan growth exceeds core deposit growth. The Bank may increase its level of brokered and wholesale funding during 2014 to fund loan growth.

During the three months ended March 31, 2014, stockholders’ equity increased $1.4 million to $112.1 million. The increase in stockholders’ equity was due to net income of $1.7 million and net stock related activities related to stock-based compensation and the exercise of options of $279,000. These increases to capital were partially offset by quarterly common dividends paid of $466,000, quarterly preferred stock dividends of $50,000 and adjustments to accumulated other comprehensive loss of $82,000. Increases in common stockholders' equity to $92.1 million at March 31, 2014 have resulted in a book value of $19.66 per common share. The Company remains well-capitalized at March 31, 2014 with a Tier 1 capital to average assets ratio of 12.46%.

About The Community Financial Corporation - The Company is the bank holding company for Community Bank of the Chesapeake, which conducts business through its main office in Waldorf, Maryland, and ten branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby, California, Maryland; and Dahlgren, Virginia. Effective October 18, 2013, the Company changed its name from Tri-County Financial Corporation to The Community Financial Corporation and the Bank changed its name from Community Bank of Tri-County to Community Bank of the Chesapeake. The new names reflect the recent expansion into the Northern Neck of Virginia. The name of the holding company changed to better align the parent company name with that of the bank.

Forward-looking Statements - This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

Data is unaudited as of March 31, 2014. This selected information should be read in conjunction with the financial statements and notes included in the Company's Annual Report to Shareholders for the year ended December 31, 2013.

THE COMMUNITY FINANCIAL CORPORATION

	Three Months Ended
dollars in thousands except share data	March 31, 2014	March 31, 2013	$ Variance	% Variance
Operations Data:
Interest and dividend income	$10,175	$9,840	$335	3.4%
Interest expense	1,741	2,023	(282)	(13.9)%
Net interest income	8,434	7,817	617	7.9%
Provision for loan losses	203	155	48	31.0%
Noninterest income	895	1,189	(294)	(24.7)%
Noninterest expense	6,331	6,143	188	3.1%
Income before income taxes	2,795	2,708	87	3.2%
Income tax expense	1,074	990	84	8.5%
Net income	1,721	1,718	3	0.2%
Preferred stock dividends	50	50	-	0.0%
Net income available to common shareholders	$1,671	$1,668	$3	0.2%
Key Ratios:
Return on average assets	0.69%	0.72%
Return on average common equity	7.24%	11.03%
Return on average equity	6.13%	8.54%
Interest rate spread	3.46%	3.40%
Net interest margin	3.60%	3.52%
Cost of funds	0.79%	0.93%
Cost of deposits	0.61%	0.79%
Efficiency ratio	67.86%	68.21%
Net charge-offs to average loans	0.07%	0.03%
Common Share Data:
Basic net income per common share	$0.36	$0.55
Diluted net income per common share	$0.36	$0.54
Weighted average common shares outstanding:
Basic	4,642,064	3,053,204
Diluted	4,658,529	3,074,487

THE COMMUNITY FINANCIAL CORPORATION

dollars in thousands except share data	March 31, 2014	December 31, 2013	$ Variance	% Variance
Financial Condition Data:
Total assets	$1,016,938	$1,023,824	$(6,886)	(0.7)%
Cash, federal funds sold and interest-bearing deposits	16,176	24,519	(8,343)	(34.0)%
Securities	124,348	134,648	(10,300)	(7.6)%
Loans receivable, net	810,484	799,130	11,354	1.4%
Premises and equipment	19,776	19,543	233	1.2%
Total liabilities	$904,805	$913,094	$(8,289)	(0.9)%
Total deposits	809,119	821,295	(12,176)	(1.5)%
Long-term debt	75,463	70,476	4,987	7.1%
Junior subordinated debentures	12,000	12,000	-	0.0%
Total stockholders’ equity	$112,133	$110,730	$1,403	1.3%
Small Business Lending Fund (SBLF) preferred stock	20,000	20,000	-	0.0%
Common equity	92,133	90,730	1,403	1.5%
Common Share Data
Book value per common share	$19.66	$19.52	$0.14	0.7%
Common shares outstanding	4,686,157	4,647,407
Regulatory Capital Ratios:
Tier 1 capital to average assets	12.46%	12.50%
Tier 1 capital to risk-weighted assets	14.78%	14.66%
Total capital to risk-weighted assets	15.75%	15.62%
Asset Quality:
Allowance for loan losses	$8,197	$8,138	$59	0.7%
Past due loans (PDLs) (31 to 89 days)	5,954	8,060	(2,106)	(26.1)%
Nonperforming loans (NPLs) (>=90 days)	12,644	11,170	1,474	13.2%
Non-accrual only loans	4,233	4,280	(47)	(1.1)%
Non-accrual loans (NPLs + non-accrual only loans)	16,877	15,450	1,427	9.2%
Troubled debt restructures (TDRs)	5,196	4,693	503	10.7%
Other real estate owned (OREO)	7,454	6,797	657	9.7%
Allowance for loan losses to total loans	1.00%	1.01%
Allowance for loan losses to nonperforming loans	64.83%	72.86%
Past due loans (PDLs) to total loans	0.73%	1.00%
Nonperforming loans (NPLs) to total loans	1.54%	1.38%
Loan delinquency (PDLs + NPLs) to total loans	2.27%	2.38%
Non-accrual loans to total loans	2.06%	1.91%
Non-accrual loans and TDRs to total loans (a)	2.69%	2.45%
Non-accrual loans and OREO to total assets	2.39%	2.17%
Non-accrual loans, OREO and TDRs to total assets (a)	2.90%	2.60%

(a) Ratio adjusted to remove duplication of loans that are both nonperforming and troubled debt restructures.

The following table presents information on the average balances of the Company’s interest-earning assets and interest-bearing liabilities and interest earned or paid thereon for the three months ended March 31, 2014 and 2013, respectively. There are no tax equivalency adjustments.

	For the Three Months Ended March 31,
	2014			2013
			Average			Average
	Average		Yield/	Average		Yield/
dollars in thousands	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Loan portfolio (1)	$795,690	$9,583	4.82%	$728,411	$9,248	5.08%
Investment securities, federal funds sold and interest-bearing deposits	141,262	592	1.68%	160,065	592	1.48%
Total Interest-Earning Assets	936,952	10,175	4.34%	888,476	9,840	4.43%
Cash and cash equivalents	8,159			11,539
Other assets	58,657			56,967
Total Assets	$1,003,768			$956,982

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Savings	$38,940	$10	0.10%	$36,175	$10	0.11%
Interest-bearing demand and money market accounts	271,035	201	0.30%	265,797	232	0.35%
Certificates of deposit	387,108	997	1.03%	401,358	1,309	1.30%
Long-term debt	74,212	442	2.38%	64,308	389	2.42%
Short-term debt	8,906	6	0.27%	6,480	4	0.25%
Guaranteed preferred beneficial interest in junior subordinated debentures	12,000	85	2.83%	12,000	79	2.63%

Total Interest-Bearing Liabilities	792,201	1,741	0.88%	786,118	2,023	1.03%

Noninterest-bearing demand deposits	90,664			82,507
Other liabilities	8,643			7,880
Stockholders' equity	112,260			80,477
Total Liabilities and Stockholders' Equity	$1,003,768			$956,982

Net interest income		$8,434			$7,817

Interest rate spread			3.46%			3.40%
Net yield on interest-earning assets			3.60%			3.52%
Ratio of average interest-earning assets to average interest bearing liabilities			118.27%			113.02%

Cost of funds			0.79%			0.93%
Cost of deposits			0.61%			0.79%

(1) Average balance includes non-accrual loans

The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest earning asset and interest bearing liability, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by old rate); and (2) changes in rate (changes in rate multiplied by old volume). Changes in rate volume (changes in rate multiplied by the change in volume) have been allocated to changes due to volume.

	Three Months Ended March 31, 2014
	compared to Three Months Ended
	March 31, 2013
		Due to
dollars in thousands	Volume	Rate	Total

Interest income:
Loan portfolio (1)	$810	$(475)	$335
Investment securities, federal funds sold and interest bearing deposits	(79)	79	-
Total interest-earning assets	$731	$(396)	$335

Interest-bearing liabilities:
Savings	1	(1)	-
Interest-bearing demand and money market accounts	4	(35)	(31)
Certificates of deposit	(37)	(275)	(312)
Long-term debt	59	(6)	53
Short-term debt	2	-	2
Guaranteed preferred beneficial interest in junior subordinated debentures	-	6	6
Total interest-bearing liabilities	$29	$(311)	$(282)
Net change in net interest income	$702	$(85)	$617

(1) Average balance includes non-accrual loans